SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                               ------------------
                                    FORM 8-A

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(B) OR (G) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                             RBC CENTURA BANKS, INC.
             (Exact name of registrant as specified in its charter)


            NORTH CAROLINA                        56-1688522
      (State of incorporation or     (I.R.S. Employer Identification No.)
            organization)


                   1417 CENTURA HIGHWAY
                   ROCKY MOUNT, NORTH CAROLINA        27804
         (Address of Principal Executive Offices)    (Zip Code)


If this form relates to the               If this form relates to the
registration of a class of securities     registration of a class of securities
pursuant to Section 12(b) of the          pursuant to Section 12(g) of the
Exchange Act and is effective pursuant    Exchange Act and is effective pursuant
to General Instruction A.(c), check       to General Instruction A.(d), check
the following box. [X]                    the following box.[_]

Securities Act registration statement file number to which this
form relates:     333-58485
              -----------------
               (If applicable)

       Securities to be registered pursuant to Section 12(b) of the Act:


             Title of each class              Name of each exchange on which
             to be so registered              each class is to be registered

     SUBORDINATED GUARANTEE OF THE 8.50%          AMERICAN STOCK EXCHANGE
  CUMULATIVE TRUST PREFERRED SECURITIES OF
            EBI CAPITAL TRUST I

     SUBORDINATED GUARANTEE OF THE 8.50%          AMERICAN STOCK EXCHANGE
       DEBENTURES OF RBC CENTURA BANK

        Securities to be registered pursuant to Section 12(g) of the Act:
                                      NONE


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ITEM 1.  DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

         The Preferred Securities Guarantee Agreement between RBC Centura Banks, Inc. (the "Registrant") and SunTrust Bank (the "Guarantee Trustee"), dated August 13, 2002 (the "Preferred Securities Guarantee Agreement"), was executed and delivered for the benefit of the holders of the 8.50% Cumulative Trust Preferred Securities (the "Preferred Securities") issued by EBI Capital Trust I (the "Trust"). For the full description of the Preferred Securities, reference is made to the information contained under the captions "Description of the Preferred Securities," "Description of the Subordinated Debentures," and "Description of the Guarantee" in the prospectus that forms part of the Registration Statement on Form S-3 under the Securities Act of 1933, as amended (Registration No. 333-58485) filed with the Securities and Exchange Commission on July 2, 1998 (the "Registration Statement") by the Trust and Eagle Bancshares, Inc. ("Eagle"), which merged with and into RBC Centura Bank, a wholly owned subsidiary of the Registrant (the "Bank"), on July 22, 2002. The information contained in the Registration Statement and the prospectus contained therein is incorporated herein by reference. Definitive copies of the prospectus describing the Preferred Securities and the Preferred Securities Guarantee Agreement, dated as of July 29, 1998 between Eagle and the Guarantee Trustee (the "Original Securities Guarantee") were filed pursuant to Rule 424(b) under the Securities Act of 1933, as amended, on July 24, 1998, and the description of the Preferred Securities and Original Securities Guarantee contained therein shall be deemed to be incorporated by reference into this Registration Statement on Form 8-A.

         The Preferred Securities Guarantee Agreement provides for (i) the guarantee by the Registrant of the Guarantee Payments (as defined below) (the "Payments Guarantee") and (ii) the subordinated guarantee by the Registrant to the Trust of the payment by the Bank of its obligations (as successor to Eagle) under the 8.50% Subordinated Debentures (the "Debentures") due December 31, 2028 of the Bank held by the Guarantee Trustee (the "Debentures Guarantee"). The Guarantee Trustee will hold the Preferred Securities Guarantee Agreement for the benefit of the holders of the Preferred Securities. The following summary of the material terms and provisions of the Preferred Securities Guarantee Agreement does not purport to be complete and is subject to, and qualified in its entirety by reference to, all of the provisions of the Preferred Securities Guarantee Agreement. Wherever particular defined terms of the Preferred Securities Guarantee Agreement are referred to, but not defined herein, such defined terms are incorporated herein by reference to the Preferred Securities Guarantee Agreement, which has been filed as an exhibit to this registration statement.


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PAYMENTS GUARANTEE

         Under the Preferred Securities Guarantee Agreement, the Registrant irrevocably and unconditionally agrees to pay in full on a subordinated basis, to the extent set forth therein, the Guarantee Payments (as defined below) to the holders of the Preferred Securities, as and when due, regardless of any defense, right of set-off or counterclaim that the Trust may have or assert. The following payments with respect to the Preferred Securities, to the extent not paid by or on behalf of the Trust or the Bank (the "Guarantee Payments"), will be subject to the Payments Guarantee: (i) any accrued and unpaid Distributions that are required to be paid on such Preferred Securities, to the extent the Trust shall have funds available therefor, (ii) the Redemption Price, to the extent the Trust has funds available therefor, with respect to any Preferred Securities called for redemption by the Trust, and (iii) upon a voluntary or involuntary dissolution, winding-up or termination of the Trust (other than in connection with the distribution of Debentures to the Holders in exchange for Preferred Securities as provided in the Trust Agreement), the lesser of (a) the aggregate of the liquidation amount and all accrued and unpaid Distributions on the Preferred Securities to the date of payment, to the extent the Trust shall have funds available therefor, and (b) the amount of assets of the Trust remaining available for distribution to Holders in liquidation of the Trust. The obligation of the Registrant under the Payments Guarantee may be satisfied by direct payment of the required amounts by the Registrant to the holders of the Preferred Securities or by causing the Trust to pay such amounts to such holders.

THE DEBENTURE GUARANTEE

         In addition to the Payments Guarantee, the Registrant irrevocably and unconditionally guarantees, on a subordinated basis, to the Holders the payment to the Trust by the Bank of its obligations (as successor to Eagle) under the Debentures, as and when due, regardless of any defense, right of set-off or counterclaim that the Bank may have or assert.

         The Preferred Securities Guarantee Agreement constitutes a guarantee of payment and not of collection. Any holder of Preferred Securities may institute a legal proceeding directly against the Registrant to enforce its rights under the Preferred Securities Guarantee Agreement without first instituting a legal proceeding against any other person. The Registrant will be subrogated to all (if any) rights of the holders of Preferred Securities against the Trust and the Bank in respect of any amounts paid to such holders by the Registrant under the Preferred Securities Guarantee Agreement. The Registrant is not, however, (except to the extent required by mandatory provisions of law) entitled to enforce or exercise any right that it may acquire by way of subrogation or any indemnity, reimbursement or other agreement, in all cases as a result of payment under the Preferred Securities Guarantee Agreement, if, at the time of any such payment, any amounts are due and unpaid under the Preferred Securities Guarantee Agreement. If any amount is

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paid to the Registrant in violation of the preceding sentence, the Registrant will hold such amount in trust for the holders and pay over such amount to the holders.

THE EXPENSE AGREEMENT

         In addition to the Preferred Securities Guarantee Agreement, the Registrant has also entered into an Agreement as to Expenses and Liabilities, dated August 13, 2002 with the Trust (the "Expense Agreement"). Under the Expense Agreement and subject to its terms, the Registrant irrevocably and unconditionally guarantees to the beneficiaries of the Trust the full payment, when and as due, of any and all obligations. The Registrant believes that the obligations of the Registrant under the Preferred Securities Guarantee Agreement and the Expense Agreement, taken together, fully, irrevocably and unconditionally guarantee all of the Bank's obligations and the Trust's obligations with respect to the Preferred Securities.

AMENDMENTS AND ASSIGNMENT

Except with respect to changes that (a) do not materially adversely affect the rights of holders of Preferred Securities, (b) in the judgment of the Registrant are necessary to preserve the Tier 1 capital treatment of the Preferred Securities under the capital adequacy guidelines or rules of a U.S. or foreign banking regulator or (c) in the judgment of the Registrant are necessary to preserve the status of any of its subsidiaries as an entity exempt from the reporting requirements of any federal securities laws (in the case of any such changes, no vote will be required), the Preferred Securities Guarantee Agreement may not be amended without the prior approval of the holders of not less than a majority of the aggregate liquidation amount of the outstanding Preferred Securities. All guarantees and agreements contained in the Preferred Securities Guarantee Agreement will bind the successors, assigns, receivers, trustees and representatives of the Registrant and will inure to the benefit of the holders of the Preferred Securities then outstanding.

TERMINATION OF THE PREFERRED SECURITIES GUARANTEE AGREEMENT

         The Preferred Securities Guarantee Agreement will terminate and be of no further force and effect upon (i) full payment of the Redemption Price of the Preferred Securities, (ii) full payment of the amounts payable upon liquidation of the Trust, or (iii) distribution of the Subordinated Debentures to the holders of the Preferred Securities. The Preferred Securities Guarantee Agreement will continue to be effective or will be reinstated, as the case may be, if at any time any holder of the Preferred Securities must restore payment of any sums paid under such Preferred Securities or the Preferred Securities Guarantee Agreement.

GOVERNING LAW

         The Preferred Securities Guarantee Agreement will be governed by and construed in accordance with the laws of the State of New York.

ITEM 2.  EXHIBITS.

     4.1 Indenture among Eagle Bancshares, Inc. and SunTrust Bank, Atlanta, as Indenture Trustee, dated as of July 29, 1998; incorporated herein by reference to Exhibit 4.3 to the Registration Statement.

     4.2 Supplemental Indenture among Eagle Bancshares, Inc., RBC Centura Bank and SunTrust Bank (as successor to SunTrust Bank, Atlanta), as Indenture Trustee, dated as of July 19, 2002.

     4.3 Certificate of Trust of EBI Capital Trust I; incorporated herein by reference to Exhibit 4.5 to the Registration Statement.

     4.4 Trust Agreement of EBI Capital Trust I; incorporated herein by reference to Exhibit 4.6 to the Registration Statement.

     4.5 Form of Amended and Restated Trust Agreement of EBI Capital Trust I; incorporated herein by reference to Exhibit 4.7 to the Registration Statement.

     4.6 Form of Preferred Securities Guarantee Agreement for EBI Capital Trust I; incorporated herein by reference to Exhibit 4.10 to the Registration Statement.

     4.7 Preferred Securities Guarantee Agreement between RBC Centura Banks, Inc. and SunTrust Bank, dated as of August 13, 2002.

     4.8 Agreement as to Expenses and Liabilities between RBC Centura Banks, Inc. and EBI Capital Trust I, dated as of August 13, 2002.

                                    SIGNATURE

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.


Date: August 13 , 2002                    RBC CENTURA BANKS, INC.


                                          By:  /s/ Elizabeth Edelman
                                             -----------------------------------
                                             Name:  Elizabeth Edelman
                                             Title:    Secretary